Exhibit 99.1

MINDESTA PROVIDES YEAR END TAX INFORMATION RELATING TO NORTHERN SHARE DISTRIBUTION

Ottawa, Canada – March 12, 2013 –Mindesta Inc. (OTCBB: MDST) wishes to provide information on the final taxable dividend per share and return of capital per share with respect to its January 25, 2012 distribution to shareholders. At the close of trading on January 25, 2012, Mindesta Inc. (the “Company” or “Mindesta”) completed the distribution to the Company’s shareholders of a majority of the shares of Northern Graphite Corporation (“Northern”) common stock owned by the Company. The Distribution of 9,413,581 shares of Northern owned by the Company was made to Company shareholders on the basis of one share of Northern common stock for each share of Company common stock held.

The value of the Northern shares distributed to Mindesta shareholders was US$1.0588 per share. The value of the taxable dividend was US$0.1043 per share. The balance of the dividend, being US$0.9545 per share, represents a return of capital.

For additional information, please contact: Gregory Bowes, CEO (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as "could", "potential", "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

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